2012 - 2014 Long-Term Incentive (LTI) Plan

Purpose of the Plan
The purpose of the 2012-2014 Long-Term Incentive Plan (the “Plan”) is to drive shareholder value by providing incentives for Selected Participants (defined below) to deliver increasing Return on Net Assets for Advanced Energy Industries, Inc. and its consolidated subsidiaries.
Effective Date
The Plan covers a three-year performance period from January 1, 2012 to December 31, 2014 (the “Plan Term”) and supersedes the Company's Leadership Corporate Incentive Plan and Employee Corporate Incentive Plan. During the Plan Term, Selected Participants will not be entitled to stock options, restricted stock units or other equity awards under the 2008 Plan (defined below), except for awards granted pursuant to this Plan.
Definitions
For the purposes of this document only, the following definitions will apply:
“Award” or “award” shall mean an award consisting of Performance Share Units (PSUs) pursuant to the Plan.
“Board of Directors” shall mean the Board of Directors of the Company.
“Committee” shall mean the Compensation Committee of the Board of Directors. Grants and Awards are approved by the Committee.
“Company” shall mean Advanced Energy Industries, Inc, a Delaware Corporation, and its consolidated subsidiaries.
“Fiscal Year” shall mean the 12-month period ending on December 31 of each year of the Plan Term.
“Grant” or “grant” shall mean a grant of Performance Stock Options (PSOs) pursuant to the Plan.
“Organizational Unit” shall mean one of the business units of the Company. The current Organizational Units of the Company are the Solar Energy Business Unit, the Thin Film Business Unit and Corporate.
“Performance Share Unit (PSU) Award” or “PSU” shall mean a performance based restricted stock unit (RSU) award under the 2008 Plan as evidenced by an award agreement that represents a commitment to provide the Selected Participant a specific number of Company shares on a future date contingent upon meeting or exceeding the performance metrics defined herein. As set forth below, the delivery of Company shares may be satisfied in whole or in part with cash as determined by the Committee.
“Performance Stock Option (PSO) Grant” or “PSO” shall mean a grant of a performance stock option under the 2008 Plan that allows the Selected Participant to purchase a specific number of shares at a pre-determined price on a future date contingent upon meeting or exceeding the performance metrics defined herein.
“RONA” shall mean the Company's net working capital (current assets less current liabilities) plus net fixed assets divided by net income. The final calculation of RONA is subject to one-time adjustments/exclusions as agreed upon annually by the management and the Committee.
“Selected Participant” shall mean regular, full-time employees of the Company (typically assigned to tiers levels 2 and 3) who are selected by the Committee to participate in the Plan.
“2008 Plan” shall mean the 2008 Omnibus Incentive Plan, as amended.
Eligibility
Participation is limited to Selected Participants who are not covered by any other long-term incentive plan and are therefore eligible to participate in the Plan.
Notwithstanding anything in the Plan to the contrary, and unless otherwise determined by the Committee, an individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity including an employee leasing organization.
To be eligible for the Plan, a Selected Participant must be actively employed by the Company in the eligible role as of January 1, 2012, and must continue to be employed and provide the services required of their position through the applicable Grant and vesting dates for PSOs and award dates for PSUs and grant/vesting of stock thereunder. Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) may be eligible for a Grant on a prorated basis. See the “New Hires / Late Entrants” section below for additional details. Participants whose tier level changes during the Plan Term (due to promotion or demotion) may be eligible, on a prorated basis, for additional Grants and Awards (in the case of promotion) or modified vesting (in case of demotions). See the “Promotions /

Demotions” section below for additional details.
A Selected Participant whose employment is terminated, either voluntarily or involuntarily (regardless of cause) prior to an applicable Grant/Award date will not earn or be eligible to receive a Grant/Award.
Failure to comply with the Company's policies and internal controls, including but not limited to audit and control issues, may result in a loss of eligibility and potentially termination of employment.
Measures of Performance

For the Plan Term, the annual performance metrics for threshold, target and stretch RONA for fiscal years 2012, 2013 and 2014 have been set by the Compensation Committee and the Board of Directors. These targets assume positive operating income for each of the applicable fiscal years.

Once established, performance metrics normally shall not be changed during the Plan Term. However, if the Committee determines that external changes or unanticipated business conditions have materially affected the fairness of the performance metrics, then one or more of the performance metrics may be modified on a prospective basis during the Fiscal Year at the sole discretion of the Committee.

Grant Calculation

The number of the PSOs and PSU granted and awarded to each Selected Participant will be based on a target annual value to be delivered to such Selected Participant based on the Selected Participant's employment tier. The target annual value for each level is as follows:

Target Annual Value
Tier 2	$525,000
Tier 3	$225,000

The aggregate of PSOs that would be Granted and PSUs that would be Awarded would be based on the target annual value for each tier level defined above and the closing stock price on the first open market trading day of the Plan Term (January 3, 2012). The Plan shall utilize PSUs and PSOs in a targeted ratio of 70% PSUs and 30% PSOs.

The Plan shall establish the value of a PSO utilizing the Black Scholes valuation methodology. Based on the volatility, risk free rate and expected term analysis, the value of a PSO shall be established at approximately 56% of the face value of the underlying stock at the closing stock price on the first open market trading day of the Plan Term (January 3, 2012).

The Plan shall establish the value of a PSU utilizing the closing stock price on the first open market trading day of the Plan Term (January 3, 2012). Because a PSU represents a full-value share upon delivery and therefore inherently has lower risk in terms of delivering the targeted value, the Plan shall adjust for this lowered risk by utilizing a step down factor of 2.0 when calculating the number of shares to be granted.

Sample Grant Calculations:

Example (based on a Tier 2) target annual value of $525,000 and a stock closing price of $11.02 per share on January 3, 2012 for a Selected Participant eligible for the full 3-year Plan Term):

1.	Establish the Black Scholes value for options by multiplying the stock closing price by 56.14246% ($11.02 * .5614246 = $6.1869 per share)

2.	Determine the number of PSOs if the Plan granted 100% PSOs by dividing the target annual value by the Black Scholes value for options ($525,000 / $6.1869 = 84,857 PSOs)

3.
Calculate the annual number of PSOs based on the targeted ratio of 30% PSOs by multiplying the total number of options from step #2 above by 30% (84,857 * .30 = 25,457 PSOs). This is the number of PSOs to be delivered each year at target performance.

a.
Note: To calculate the total number of PSOs to be granted on January 3, 2012, multiply the annual number of PSOs by 200% to establish the annual stretch target and then by 3 to account for each year of the 3-year plan term (25,457 * 200% * 3 = 152,742 PSOs)

4.
Calculate the annual number of PSUs based on the targeted ratio of 70% PSUs by multiplying the total number of options from step #2 above by 70% and then applying the step down factor of 2.0 (84,857 * .70 = 59,400 / 2 = 29,700 PSUs). This is the annual number of PSUs to be awarded for each year at target performance.

a.
Note: Although the annual number of PSUs will be established at the beginning of the Plan term under the award, the underlying performance shares will not be granted at the beginning of the Plan Term. See the “Timing of Grants” and “Vesting Schedule” sections for additional information.

2012 Share Valuation:
2012 Full Share Value (for PSU's):	$11.0200		PSUs(%)	PSOs(%)
2012 Black Scholes Value (for PSO's):	$6.1869	Target Mix	70%	30%

2012 Total Targeted Value:			PSUs (At Target)	PSOs (At Target)
BU President & EVP	$525,000.00	BU President & EVP	29,700	25,457
Vice President	$225,000.00	Vice President	12,729	10,910

Timing of Grants

The Committee shall grant under this Plan the full three (3) year stretch amount (200% of target) of PSOs to the Selected Participants on the first open market trading day of the Plan Term (January 3, 2012) whereby the annual portion would vest in a particular year based on satisfying the applicable performance metrics for that year. See “Vesting Schedule” section below for additional details.

While the PSU Award is issued as of the first open market trading day of the Plan Term (January 3, 2012), only after confirming the applicable performance metric has been met for any given Fiscal Year and the Company's financials have been publicly disclosed, will the Plan grant and vest shares underlying the PSU awards or settle by the delivery of cash (or a combination thereof as determined by the Committee). If settled in whole or part in cash, the amount of cash would be equal to the closing market value of shares on such settlement date or such other date as determined by the Committee. See “Vesting Schedule” section below for additional details.

Vesting Schedule

As soon as practicable following the end of each Fiscal Year, but not prior to the public disclosure of the Company's financial results for the applicable Fiscal Year, the Company and the Committee will evaluate actual business results against the established performance metric for the applicable Fiscal Year in order to determine the percentage of the PSO Grant that is eligible to vest and the percentage of the underlying shares related to the performance units to be granted and vested.

The percentage of shares that are vested under the Plan may vary above or below the target level based on achievement of RONA returns. If the Company achieves positive Operating Income for the applicable Fiscal Year, the number of PSOs and PSUs that vest shall range from 50% up to 200% of the annual target value.

Actual Fiscal Year RONA Performance	Percentage of Target Shares Vesting*
Performance At or Below Threshold	50%
Performance Equal to Target	100%
Performance At or Above Stretch Target	200%
*Assumes positive Operating Income for the applicable Fiscal Year

Vesting percentages between the threshold and target and between target and stretch levels will be interpolated based on actual RONA results to calculate the final vesting percentage.
New Hires / Late Entrants
Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) will be eligible for a Grant/Award on a prorated basis. Late entrants into the Plan are subject to approval by the Committee. The actual number of PSOs to be granted and PSUs to be awarded will be prorated based on the calendar date the Selected Participant became eligible to participate during the Plan Term (“Eligibility Date”). The date the Committee approves a Selected Participant's eligibility is considered their “Eligibility Date” for purposes of determining the timing and number of PSOs and PSUs.

Eligibility Date	Percentage of PSOs to be granted and PSUs to be awarded
	2012 Fiscal Year	2013 Fiscal Year	2014 Fiscal Year
January 1, 2012	100%	100%	100%
April 1, 2012	75%	100%	100%
July 1, 2012	50%	100%	100%
October 1, 2012	25%	100%	100%

January 1, 2013	—%	100%	100%
April 1, 2013	—%	75%	100%
July 1, 2013	—%	50%	100%
October 1, 2013	—%	25%	100%

January 1, 2014	—%	—%	100%
April 1, 2014	—%	—%	75%
July 1, 2014	—%	—%	50%
October 1, 2014	—%	—%	25%
Final eligibility percentages will be interpolated based on actual “Eligibility Date” to calculate the final number of PSOs to be granted and PSUs to be awarded. A Selected Participant who becomes eligible after October 1 of the applicable Fiscal Year will not be eligible for a Grant/Award with respect to that Fiscal Year.
Promotions / Demotions
The promotion of a Selected Participant shall be indicated by an approved change in tier level from one eligible level to another (for example, a promotion from Tier 3 to Tier 2). See “New Hires/Late Entrants” section for the treatment of individuals whose promotion results in new eligibility in the Plan (for example, a promotion from an ineligible level (tier 4 and below) to an eligible one).
Upon approval of the promotion by the Company and, for purposes of this Plan, confirmed by the Committee, the Selected Participant may be eligible for an additional Grant of PSOs or Award of PSUs by the Committee representing the difference in targeted value between the old and new tier levels for the remainder of the Plan Term. The number of additional PSOs and PSUs to be Granted/Awarded will be prorated based on the actual promotion date for the calendar year in which the promotion occurs.
A demotion of a Selected Participant shall be determined by the Company, and such action would result in a change in tier level from one eligible level to the level below (e.g., a demotion from Tier 2 to Tier 3). Any vesting that occurs following the demotion will be based upon the new level for the remainder of the Plan Term. The number of PSOs/PSUs available for vesting or settlement will be prorated based on the actual demotion date for the calendar year in which the demotion occurs. If the demotion occurs following the end of a Fiscal Year, but prior to the vesting or settlement of PSOs/PSUs for that Fiscal Year (e.g., a demotion effective in January or early February), the Selected Participant will be eligible for the vesting/settlement at the prior tier level for the prior Fiscal Year and prorated based on the new level for the remainder of the Plan Term.

If the demotion results in the loss of eligibility in the Plan (e.g., a demotion from Tier 2 or 3 to Tier 4 or below), the Selected Participant will not be eligible for further vesting/settlement under the Plan. All unvested PSOs granted and PSUs awarded under the Plan will be cancelled as of the demotion date in the above example.
Termination of Employment
A condition precedent to receiving a Grant of a PSO or Award of a PSU and the associated vesting and settlement, or prorated portion thereof, is continuous active employment, which shall include qualifying leaves of absence through the applicable vesting of PSOs and settlement of PSUs. Participants must be actively employed by the Company on the date of Grant of PSOs, Award of PSUs, vesting of PSOs and settlement of PSUs in order to receive any benefit therefrom. A Selected Participant whose employment is terminated, either voluntarily or involuntarily (regardless of cause) prior to an applicable Grant, Award, vesting or settlement date will not be eligible for any Grant, Award, or vesting or settlement. All unvested PSOs and unsettled PSUs are cancelled as of the employment termination date, except as provided below. Please note that irrespective of the terms of this Plan, if the Selected Participant is subject to a Company-issued executive change of control agreement (“CIC Agreements”), those terms may take precedence in particular situations related to certain terminations and associated vesting of PSOs and settlement of PSUs.
In addition, all vested and unvested PSOs or unsettled PSUs of a Selected Participant whose employment is terminated with cause (e.g., a violation of Company policy) shall immediately be cancelled.
2008 Omnibus Incentive Plan
Grants and Awards made under this Plan must be in accordance with and are subject to the terms of the 2008 Plan. Each Selected Participant is also required to sign the appropriate grant and award agreements acknowledging the detailed terms and conditions of the Grant and Award. These agreements will be made available to Selected Participants at the time of Grant or Award.
Administration
The Committee will be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.
General
The Committee reserves the right to define Company performance metrics and to review, revise, amend, or terminate the Plan at any time without notice at its sole discretion. Only the Committee, and has the ability to modify the Plan, and all modifications to the Plan must be in writing and approved by the Committee. Except for certain limited exceptions with respect to CIC Agreements (as discussed above), this Plan document supersedes any previous document you may have received.
The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Selected Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company.
In the event of any conflict between a Selected Participant's employment agreement with the Company and this Plan, the terms of the Selected Participant's employment agreement will control.
The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supersede any and all prior communications between the Company and any employee with respect to the Plan.
In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
Any questions regarding this Plan should be directed to the Human Resources department.
Terms and Conditions - United States Only
This Plan does not constitute a guarantee of work, job status or employment for any period of time. Your employment at Advanced Energy Industries, Inc. is at will and either you or the Company may terminate the relationship at any time. This document is not intended to create a contract of employment or commitment of ongoing payment, express or implied.